                                                                    Exhibit 99.6


                              CSXT CAPITALIZATION

     The following table sets forth debt and total capitalization of CSXT at June 25, 2004, and as adjusted to give effect to the Conrail Spin Off Transactions assuming that holders of all Conrail Debentures validly tender and do not withdraw in the exchange offer and consent solicitation. You should read this and the historical financial statements and accompanying notes that were included in CSXT's 2003 Annual Report on Form 10-K for the year ended December 26, 2003 and on CSXT's Quarterly Report on Form 10-Q for the six months ended June 25, 2004, which are incorporated by reference into the prospectus and consent solicitation statement.

                                                                         AS OF
                                                                     JUNE 25, 2004
                                                         --------------------------------------
                                                         HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                         ----------   -----------     ---------
                                                                    ($ IN MILLIONS)
LIABILITIES:
  Current Maturities of Long-term Debt.................    $   88       $   30 (a)     $   118
  Current Liabilities Due to Parent Company............     2,366         (577)(b)       1,789
  Current Liabilities Due to Affiliates................       528          (29)(c)         499
  Long-term Debt.......................................       677          553 (a),(d)   1,230
                                                           ------       ------         -------
     Total Debt (including current portion and related
       party balances).................................     3,659          (23)          3,636
                                                           ------       ------         -------
SHAREHOLDER'S EQUITY:
  Common stock.........................................       181           --             181
  Other Capital........................................     1,380        3,748(e)        5,128
  Accumulated Other Comprehensive Income...............        47           --              47
  Retained Earnings....................................     4,055           --           4,055
                                                           ------       ------         -------
       Total Shareholder's Equity......................     5,663        3,748           9,411
                                                           ------       ------         -------
Total Capitalization (including current portion of
  Long-term Debt and related party balances)...........    $9,322       $3,725         $13,047
                                                           ======       ======         =======

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(a)  To record $30 million of current maturities and $107 million of long-term debt for liabilities incurred through the Conrail Spin Off Transactions related to the restructuring of Conrail's secured debt.

(b) $577 million decrease in amount Due to Parent Company to record extinguishment of long-term advances to CSX from NYC.

(c) $29 million decrease in amount Due to Affiliates will eliminate amounts due from CSXT to NYC; these will now be intra-company balances.

(d) To record the issuance of the New CSXT Notes in exchange for existing Conrail Debentures as contemplated by the Conrail Spin Off Transactions assuming all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. The amount of this adjustment, $446 million, reflects the estimated fair value of the $336 million aggregate principal amount of the New CSXT Notes.

(e) $3,748 million increase in Other Capital will record the net impact of the above adjustments.

     Certain of the above adjustments would be different if less than all holders of Conrail Debentures validly tender, and do not withdraw, their Conrail Debentures. If 51% of holders validly tender, and do not withdraw, their Conrail Debentures, the amount for adjustment (d) would be reduced to $388 million and the amount for adjustment (e) would be increased to $3,849 million. If 75% of holders validly tender, and do not withdraw, their Conrail Debentures in the exchange offer and consent solicitation, the amount for adjustment (d) would be reduced to $469 million and the amount for adjustment (e) would be increased to $3,799 million.